EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Central Garden & Pet Company’s Registration Statement Nos. 333-09865, 333-26387, 333-41931, 333-84737, 333-83022, 333-105965, 333-134055 and 333-141671 on Form S-8 and Registration Statement No. 333-161663 on Form S-3 of our report dated November 20, 2009, relating to the consolidated financial statements of Central Garden & Pet Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle effective September 30, 2007) and the effectiveness of Central Garden & Pet Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Central Garden & Pet Company for the fiscal year ended September 26, 2009.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California November 20, 2009